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                                                                    EXHIBIT 23.5

                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]



PERSONAL AND CONFIDENTIAL
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November 8, 1996

Board of Directors
Thrifty PayLess Holdings, Inc.
9275 Southwest Peyton Lane
Wilsonville, OR  97070

Re:  Registration Statement (File No. 333-14759) of
     Rite Aid Corporation:

Gentlemen and Madame:

Reference is made to our opinion letter dated October 13, 1996 with respect to the fairness to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (collectively, the "Common Stock"), of Thrifty PayLess Holdings, Inc. (the "Company") of the exchange ratio of .65 shares of Common Stock, par value $1.00 per share, of Rite Aid Corporation ("Rite Aid") to be received for each share of Common Stock pursuant to the Agreement and Plan of Merger dated as of October 13, 1996 by and between Rite Aid and the Company (the "Agreement"). The Agreement provides for the Company to be merged with and into Rite Aid (the "Merger").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Thrifty PayLess in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Merger -- Opinion of Goldman Sachs", "The Merger -- Background of the Merger", "The Merger -- Thrifty PayLess' Reasons for the Merger; Recommendation of the Thrifty PayLess Board" and "The Merger -- Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)